Poly Provides Business Update
Updates Fiscal Fourth Quarter 2020 Guidance
Takes Actions to Further Enhance Financial Flexibility
Continues to Take Steps to Protect Health and Safety of Employees

SANTA CRUZ, Calif., - April 15, 2020 - Plantronics, Inc. ("Poly" – formerly Plantronics and Polycom) (NYSE:PLT), a global communications company that powers meaningful human connection and collaboration, today provided a business update, including actions the Company is taking in response to COVID-19.
Impact of COVID-19
“The COVID-19 crisis is unprecedented, and Poly’s top priority is to protect the health and safety of our employees, stakeholders and communities as we continue to serve our customers,” said Robert Hagerty, Chairman of the Poly Board of Directors and Interim Chief Executive Officer. “Given the vital role our headsets and communications portfolio play in enabling individuals to work seamlessly from any location, our products and services have seen increased demand. We have implemented enhanced safety precautions at our facilities and are actively taking steps to ensure continuity of supply as we work through the current heightened demand.”
Mr. Hagerty added, “In order to maintain maximum flexibility as we assess the uncertain global macroeconomic environment, we are planning ahead and taking prudent steps to increase our liquidity and cash reserves, and to strengthen our balance sheet during this extraordinary period.”
Business Performance Update for Q4
Widespread mandatory stay-at-home orders across the globe have created a surge in the number of individuals working from home or from remote locations. Correspondingly, Poly saw a near-term increase in demand for its enterprise headsets.
As the Company manages both the demand environment and supply chain, it provides the following business update:

•	In Q4, Poly’s product portfolio saw an increase in demand, driven primarily by enterprise headsets.

•	As of March 28, 2020, the Company had approximately six weeks of backlog.

•	The increase in demand also caused channel inventories to decline in the quarter.
Financial Update for Q4
Fourth Quarter 2020 Guidance Update (Quarter ended March 28, 2020)
Due to the uptick in demand for its enterprise headsets and other products, the Company now expects GAAP revenues for its fiscal fourth quarter of 2020 to be in the range of $395 million to $405 million, compared to its prior range of $354 million to $394 million provided with its earnings results on February 4, 2020. The Company expects adjusted non-GAAP EBITDA to be above the high-end of the previously provided guidance range of $20 million to $45 million.
The Company is in the process of assessing a potential impairment of goodwill and other intangible assets in light of recent developments in its business and the macroeconomic environment. While the valuation work required to determine impairment is in progress, a substantial charge likely will be recorded in the Company’s fiscal fourth quarter results.
The Company plans to issue its fourth quarter and full-year fiscal 2020 results on May 12, 2020.

Balance Sheet Update
As of March 28, 2020, total cash and short-term investments were approximately $226 million, in line with the Company’s expectations for cash from operations.
The Company believes it has sufficient liquidity to fund its operations and meet its financial obligations. However, to maintain maximum financial flexibility and liquidity during this time of global macroeconomic uncertainty, the Company has deferred any debt repayment to the first quarter of fiscal 2021.
Dividend Update
To further preserve financial flexibility, Poly’s Board of Directors has authorized the suspension of the quarterly dividend. The dividend suspension will result in approximately $25 million of annualized cash savings, which Poly expects to utilize for deleveraging and strengthening the balance sheet.
Cost Control Update
The Company is taking actions to reduce expenses and right-size its overall cost structure to be better aligned with projected revenue levels. The Company will provide an estimate of these savings during its upcoming earnings release in May and anticipates it will incur a one-time restructuring charge associated with these actions in its first fiscal quarter of 2021.
Business Performance Update Due to COVID-19 Interruptions
While the Company currently has a significant backlog, it continues to experience supply chain disruptions. On April 14, the Company’s Mexican manufacturing facility, the primary manufacturing source of the Company’s headset product, has been closed temporarily through April 30 as a result of the COVID-19 “shelter in place” directive in Mexico. The company is working with its supply chain and dual source partners to take the necessary steps to mitigate disruption of supply. There can be no assurance that the ongoing disruptions due to COVID-19 will be resolved in the near term. The company’s primary concern is for the health and safety of its employees around the globe during these challenging times. In any instances where suspected cases of COVID-19 have been reported, the Company is following guidelines recommended by the Centers for Disease Control and Prevention (CDC), World Health Organization (WHO) and local health authorities, completing comprehensive contact tracing and performing comprehensive sanitation and deep cleaning.
About Poly
Poly is a global communications company that powers meaningful human connection and collaboration. Poly combines legendary audio expertise and powerful video and conferencing capabilities to overcome the distractions, complexity and distance that make communication in and out of the workplace challenging. Poly believes in solutions that make life easier when they work together and with our partner's services. Our headsets, software, desk phones, audio and video conferencing, analytics and services are used worldwide and are a leading choice for every kind of workspace. For more information, please visit: www.poly.com.

Poly and the propeller design are trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and include, among other things, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations that are subject to many risks and uncertainties. Such forward-looking statements and the associated risks and uncertainties include, among others: (i) our beliefs with respect to the length and severity of the recent COVID-19 (coronavirus) outbreak, and its impact across our businesses on customer and partner demand, and on our operations and global supply chain, including the potential impact on our ability to source necessary component parts from key suppliers, our ability to timely supply the number of products to fulfill current and future demand, and the impact of the virus on our distribution partners, resellers, end-user customers and our production facilities, including our ability to obtain alternative sources of supply to mitigate any potential adverse impact resulting from the temporary closure of our manufacturing facility in Mexico; (ii) our belief in our ability to convert backlog to revenue and risks associated with potential cancellations and adjustments to backlog orders and the resulting impact from using backlog as an indicator of future revenue; (iii) our expectations that our current cash on hand, additional cash generated from operations, together with sources of cash through our credit facility, either alone or in combination with our election to defer debt repayment over the first quarter of fiscal year 2021 and our election to suspend our dividend payments, will meet our liquidity needs during and following the unknown duration and impact of the COVID-19 pandemic; (iv) expectations relating to our ability to generate sufficient cash flow from operations to meet our debt covenants and timely repay all principal and interest amounts drawn under our credit facility as they become due; (v) our expectations related to the likelihood and scope of a potential impairment of goodwill and other intangible assets, which are expected to have a negative impact on our Q-4 Fiscal Year 2020 financial results; (vi)  our ability to control costs, streamline operations and successfully implement our various cost-reduction activities, including our ability to realize savings under such cost-reduction initiatives; (vii) risk and uncertainty related to the potential impact on our stock price and investor confidence as a result of the suspension of our dividend payment; and expectations related to our ability to pay future dividends; (viii) expectations related to our ability to execute to drive sales and sustainable profitable revenue growth; (ix) our expectations for new products launches, the timing of their releases and their expected impact on future growth and on our existing products; and (x) our expectations relating to our fourth quarter and full Fiscal Year 2020 earnings guidance, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. For additional information on these and other factors that could cause the Company’s actual results to differ materially from expected results, please see the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on May 17, 2019 and any subsequent reports on Forms 10-Q and 8-K.

INVESTOR CONTACT:
Mike Iburg
Vice President, Investor Relations
(831) 458-7533

MEDIA CONTACT:
Edie Kissko
Senior Director and Head of Corporate Communications
(213) 369-3719